Exhibit 10.02
ITT CORPORATION
2003 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
THIS AGREEMENT, effective as of the XX day of [month, year], by and between ITT Corporation (the “Company”) and NAME (the “Optionee”), WITNESSETH:
WHEREAS, the Optionee is now a member of the Board of Directors (the “Board”) of the Company and, in recognition of the Optionee’s valued services, the Company desires to provide an opportunity for the Optionee to acquire or enlarge stock ownership in the Company pursuant to the provisions of the Company’s 2003 Equity Incentive Plan (the “Plan”);
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and pursuant to the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Compensation and Personnel Committee of the Board (the “Committee”), the parties hereto hereby agree as follows:
1.	Grant of Options. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [month, day, year] to the Optionee of the option to purchase from the Company all or any part of an aggregate of XX,XXX Shares (the “Option”), at the purchase price of $XX.XX per Share (the “Exercise Price”). The Option shall be a Nonqualified Stock Option.

2.	Terms and Conditions. It is understood and agreed that the Option is subject to the following terms and conditions:
(a)	Expiration Date. The Option shall expire on [month, day, year], or, if the Optionee’s service on the Board terminates before that date, on the date specified in subsection (e) below.

(b)	Exercise of Option. The Option may not be exercised until it has become vested.

(c)	Vesting. Subject to subsections 2(a) and 2(e), the Option shall vest as follows:
(i)	1/3 of the Option shall vest on [month, day, year],

(ii)	1/3 of the Option shall vest on [month, day, year] and

(iii)	1/3 of the Option shall vest on [month, day, year];

Subject to subsections 2(a) and 2(e), to the extent not earlier vested pursuant to paragraphs (i), (ii), and (iii) of this subsection (c), the Option shall vest in full upon the first to occur of the following events:

(A)	termination of the Optionee’s service on the Board due to Retirement (as defined below), Disability (as defined below) or death; or

(B)	an Acceleration Event (as defined in the Plan).
(d)	Payment of Exercise Price. Permissible methods for payment of the Exercise Price upon exercise of the Option are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Optionee may exercise all or part of the Option by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board’s Regulation T, unless the Committee determines that such exercise method is prohibited by law, or (ii) net-settlement, whereby the Optionee directs the Company to withhold Shares that otherwise would be issued upon exercise of the Option having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion thereof being exercised by way of net-settlement (rounding up to the nearest whole Share).

(e)	Effect of Termination of Board Service.

If the Optionee’s service on the Board terminates before [month, day, year], the Option shall expire on the date set forth below, as applicable:
(i)	Retirement, Disability or Death. If the Optionee’s service is terminated as a result of the Optionee’s Retirement, Disability or death, except as otherwise determined by the Committee, the Option shall expire on the earlier of [month, day, year] or the date three years after the termination of the Optionee’s service.

(ii)	Cause. If the Optionee’s service on the Board is terminated for cause (as determined by the Committee), the vested and unvested portions of the Option shall expire on the date of the termination of the Optionee’s service.
Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Optionee’s service on the Board for any reason other than death, Disability or cause (as determined by the Committee).

Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Optionee to perform all of his or her duties as a director, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Acceleration Event. Notwithstanding the foregoing, upon the occurrence of an Acceleration Event (as defined in the Plan), the Option shall be exercisable in full for a period of 60 calendar days beginning on the date that such Acceleration Event occurs and ending on the 60th calendar day following that date; provided, however, that in no event shall the Option be exercisable beyond [month, day, year].

(f)	Compliance with Laws and Regulations. The Option shall not be exercised at any time when its exercise or the delivery of Shares hereunder would be in violation of any law, rule, or regulation that the Company may find to be valid and applicable.

(g)	Optionee Bound by Plan and Rules. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and provisions thereof. Optionee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee during the life of the Option. Terms used herein and not otherwise defined shall be as defined in the Plan.
This Agreement is issued, and the Option evidenced hereby is granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chairman, President and Chief Executive Officer, or a Vice President, as of the XX day of [month, year].

Agreed to:	ITT Corporation

Optionee
(Online acceptance constitutes agreement)

Dated:	Dated: [month, day, year]

Enclosures